Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

Social Capital Suvretta Holdings Corp. III

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$2,643,900,000	$92.70	$245,089.53

Fees Previously Paid	—	—	—

Total Transaction Valuation(1)	$2,643,900,000	—	—

Total Fees Due for Filing	—	—	$245,089.53

Total Fees Previously Paid	—	—	—

Total Fee Offsets	—	—	—

Net Fee Due	—	—	$245,089.53

(1)

Represents aggregate consideration, consisting of (i) $1,750,000,000, the equity value of ProKidney, (ii) $250,000,000, the cash in the Trust Account assuming no redemptions of SCS Class A ordinary shares, (iii) $68,900,000, the Founder Shares and Private Placement Shares and (iv) $575,000,000, the cash from the PIPE Investment.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	—	—	—	—	—	—	—

Fee Offset Sources	—	—	—	—	—	—	—